UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 3, 2015

Big Heart Pet Brands

(Exact name of registrant as specified in its charter)

Delaware	333-107830-05	75-3064217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Maritime Plaza, San Francisco, California		94111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 247-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2015, Blue Acquisition Group, Inc., a Delaware corporation (“Parent”), the parent corporation of Big Heart Pet Brands (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The J. M. Smucker Company, an Ohio corporation (“Smucker”), and certain subsidiaries of Smucker, pursuant to which Smucker will acquire Parent (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. The aggregate purchase price paid by Smucker will consist of approximately 17.9 million shares of Smucker common stock and approximately $1.3 billion in cash, subject to a post-closing working capital adjustment, and adjustment for cash, transaction expenses and certain other amounts. Smucker will also refinance approximately $2.6 billion of the Company’s outstanding debt.

The parties’ respective obligation to complete the Merger is subject to customary conditions, including (1) the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) clearance under the Canadian Competition Act, (3) the accuracy of all representations and warranties made by the other party in the Merger Agreement and performance by the other party of its obligations under the Merger Agreement (subject in each case to certain materiality standards), and (4) the absence of an injunction or law prohibiting the Merger. Smucker’s obligation to complete the Merger is further subject to (1) receipt of a written consent evidencing the approval of the Merger Agreement by Parent’s stockholders holding at least 99% of the outstanding shares of Parent’s common stock (the “Written Consent”), (2) there having been no material adverse effect, or effect that would reasonably be expected to have a material adverse effect, on Parent since the date of the Merger Agreement, and (3) the receipt of certain financial information from Parent. Immediately following the execution of the Merger Agreement, Blue Holdings I, L.P., which holds at least 99% of the outstanding shares of Parent common stock, executed and delivered to Smucker the Written Consent. Parent’s obligation to complete the Merger is further subject to receipt of a customary tax opinion with respect to the Merger.

The Merger Agreement contains certain termination rights, including the right of either party to terminate the Merger Agreement if the Merger has not occurred by the four-month anniversary of the date of the Merger Agreement, subject to extension pursuant to the Merger Agreement.

The Merger Agreement contains customary representations and warranties of Smucker, Parent and their respective subsidiaries. Each party has agreed to various covenants and agreements, including, among others, in the case of Parent an agreement to conduct its business in the ordinary course during the period prior to the closing of the Merger and not to engage in certain transactions during this period.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is included as Exhibit 2.1 and incorporated by reference herein. The Merger Agreement has been included as an exhibit hereto solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Parent, the Company, Smucker or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement are made only for purposes of the Merger Agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Parent, the Company, Smucker or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01 Regulation FD Disclosure

On February 3, 2015, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this report, announcing the execution of the Merger Agreement described in Item 1.01 of this Current Report on Form 8-K.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

The furnishing of the information in this Item 7.01 is not intended to, and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 3, 2015, by and among Blue Acquisition Group, Inc., The J. M. Smucker Company, SPF Holdings I, Inc., SPF Holdings II, LLC and, for the limited purposes set forth therein, Blue Holdings I, L.P. (filed as Exhibit 2.1 to the Form 8-K filed by The J. M. Smucker Company on February 4, 2015, and incorporated herein by reference).

99.1	Press Release, dated February 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG HEART PET BRANDS

Date: February 4, 2015	By:	/s/ Timothy S. Ernst
Name: Timothy S. Ernst
Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 3, 2015, by and among Blue Acquisition Group, Inc., The J. M. Smucker Company, SPF Holdings I, Inc., SPF Holdings II, LLC and, for the limited purposes set forth therein, Blue Holdings I, L.P. (filed as Exhibit 2.1 to the Form 8-K filed by The J. M. Smucker Company on February 4, 2015, and incorporated herein by reference).

99.1	Press Release, dated February 3, 2015.